Exhibit 10.6

                              EMPLOYMENT AGREEMENT

     THIS  AGREEMENT,  dated as of April 15, 2003,  is by and between  NutraStar
Incorporated,   a   California   corporation   ("Employer"),   and  John  Howell
("Executive").

                                   WITNESSETH:

     WHEREAS, Executive desires to enter into the employment of Employer, and Employer desires to employ Executive provided that, in so doing, it can protect its confidential information, business, accounts, patronage and goodwill.

     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements contained herein, the parties hereto agree as follows:

     Section 1. Position; Duties. Executive will serve as an officer of Employer in the position of President and Chief Operating Officer. Executive will report to the Chief Executive Officer and the Board of Directors of the Employer and its designees. Executive will perform the duties that the Chief Executive Officer and the Board of Directors of the Employer may from time to time reasonably direct, and such duties as may be specified for his office in the Bylaws of the Employer. Executive will devote his best efforts and substantially all of his business time, ability and attention to the business of Employer during the Original Term and any Renewal Term of this Agreement. Executive shall comply with all policies, rules and regulations of Employer.

     Section 2. Term. Without limiting the express rights of Executive to certain payments upon an early termination of this Agreement as provided under
Section 4, Executive's employment is at-will and may be terminated by the Employer at any time with or without cause. Subject to the foregoing, this Agreement shall commence on April 15, 2003 (the "Effective Date") and, subject to earlier termination pursuant to this Section 2 or Section 4, end three (3) years after the Effective Date of this Agreement (hereafter the "Original Term"), unless terminated earlier pursuant to Section 4 of this Agreement. After the Original Term, this Agreement shall be automatically renewed for successive terms of one (1) year each (each a "Renewal Term"), unless terminated earlier pursuant to Section 4 of this Agreement or unless either party gives the other party sixty (60) days' written notice, prior to the expiration of the Original Term or any Renewal Term, as the case may be, of that party's intent to terminate this Agreement at the end of the Original Term or any Renewal Term.

     Section 3. Compensation. Subject to Section 4, as compensation for Executive's services, and as compensation for Executive's covenants set forth in this Agreement, including without limitation Section 5, the Employer agrees as follows:

          (a) Base Salary. During the Original Term and any Renewal Term, the Employer will pay Executive a base salary ("Base Salary") at the rate of ten thousand dollars ($10,000.00) per month, prorated for any partial pay period. The Base Salary will be paid in accordance with the Employer's regular payroll practices and subject to increase by the Compensation Committee of the Board of Directors in its sole discretion. During the


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     period  beginning  with the  effective  date of this  agreement and for the first four months of this agreement, the Executive's base salary shall be deferred except for:

          i. Ten percent (10%) of any deferred salary for any preceding month shall be paid for every twenty thousand dollars ($20,000) reduction in monthly operating overhead, plus,

          ii. Ten percent (10%) of any deferred salary for any preceding month shall be paid for every fifty thousand ($50,000) of payables, including deferred salaries, which are either converted to stock or eliminated.

         At the end of the fourth month, Employer shall total any accumulated deferred salary of Executive and pay that amount to Executive in eight equal monthly payments, in addition to his monthly Base Salary.

          (b) Annual Bonus. Executive shall be eligible to receive an annual bonus ("Annual Bonus") based upon his performance as determined in the sole discretion of the Board of Directors of the Employer. At the Executive's option, the Annual Bonus shall be payable in cash or in an amount of shares of the Employer's common stock that equals the amount of the bonus based upon the market price of the Employer's common stock on the date that the bonus is paid. Bonus shall be paid on the anniversary of Executive's employment under this Agreement (provided that Executive is employed by the Employer on such date) during the Original Term and the following Renewal Terms, if applicable.

          (c)  Stock  Options.  Executive  shall  receive  a stock  award of one million (1,000,000) shares of common stock of Employer subject to complying, during the term of this Agreement, with the milestone events set forth in the form of Executive Restricted Stock Purchase Agreement attached hereto as Exhibit A and pursuant to all other terms and conditions set forth therein. The parties shall execute such agreement simultaneously with the execution of this Agreement.

          (d) Miscellaneous. Executive shall be entitled to the following additional benefits:

               (i) A car allowance not to exceed five hundred dollars ($500) per month; beginning on the seventh (7) month of employment;

               (ii) Reimbursement of all properly documented business expenses, in accordance with the Employer's policy, as may be modified from time to time, for reimbursement of business expenses;

               (iii) An annual paid vacation of twenty (20) business days in accordance with the Employer's vacation policy for executives of the Employer generally;




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               (iv)  Such  other   benefits,   including   health  benefits  and
          participation in executive benefit plans, made available to executives of the Employer generally and provided as soon as practical without violation of the Employer's policy terms; and

               (v) Such stock options as may be granted from time to time by the Board or any committee thereof;

               (vi) Reimbursement for Executive's reasonable monthly cell phone charges incurred as a business expense in connection with the performance with Executive's duties hereunder;

               (vii) Reimbursement of Executive's reasonable relocation expenses for Executive's relocation from Genoa, Nevada to El Dorado Hills, California.

     Section 4. Termination; Compensation Upon Termination. This Agreement and Executive's employment shall be terminated upon:

          (a) The Occurrence of Cause. For purposes of this Agreement, Employer shall have "Cause" to terminate the Executive's employment hereunder only upon:

               (i) The willful failure or neglect by the Executive to substantially perform his assigned duties to the Employer or any subsidiary (other than any such refusal resulting from the Executive's disability or incapacity due to physical or mental illness);

               (ii) The engaging by the Executive in criminal conduct or conduct constituting moral turpitude;

               (iii) The willful insubordination of the Executive;

               (iv) The embezzlement, theft or misappropriation by the Executive of any property of Employer or its affiliates;

               (v) Fraud, acts of dishonesty or misrepresentation, or other acts (including any breach of the Executive's covenants contained in this Agreement) that cause harm to Employer or substantial damage to its reputation or that of its subsidiaries (other than as a consequence of good faith decisions made by the Executive in the normal performance of the Executive's duties hereunder);

               (vi) A conviction for or plea of nolo contendere to a felony which carries a minimum prison sentence upon conviction of one (1) year or longer;

               (vii) Executive commits a material breach of this Agreement or any written policies of Employer;





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          (viii) Breach of Executive's  fiduciary obligations to the Employer or any of its subsidiaries; and/or

          (ix) Any chemical dependence which materially affects the performance of Executive's duties and responsibilities to the Employer or any of its subsidiaries;

     Provided,  that in the case of the  misconduct set forth in clauses (i) and
     (ix) above, such misconduct shall continue for a period of thirty (30) days following written notice thereof by the Employer to Executive. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall be delivered to him a copy of a duly adopted resolution of the Employer's Board of Directors finding that the Employer has "Cause" to terminate Executive as contemplated in this Section 4(a). If Employer terminates Executive's employment for Cause, Employer will pay Executive his Base Salary in effect on the date of termination through the date of termination, prorated for any partial payroll period.

          (b) Executive's Death. If this agreement is terminated due to Executive's death, the Employer will pay Executive's estate his Base Salary then in effect through the date of termination, prorated for any partial payroll period.

          (c) Executive's Disability. For purposes of this Agreement, "Disability" means a disability by reason of the occurrence of any injury or disease (including mental illness) or a physical or mental condition that, in the opinion of an appropriate physician, (i) results in Executive becoming unable adequately to perform his customary duties for the Employer, either with or without reasonable accommodation, (ii) has lasted for a consecutive period of at least ninety (90) days, and (iii) is expected to continue to last for more than an additional consecutive period of at least ninety (90) days. If Executive's employment is terminated due to disability, Employer will pay Executive his Base Salary then in effect through the date of termination, prorated for any partial payroll period.

          (d) Termination by Employer Without Cause. Employer may terminate this Agreement and Executive's employment without Cause at any time, with or without notice. If Employer terminates Executive's employment without Cause, Employer will pay Executive (i) his Base Salary then in effect through the date of termination, prorated for any partial payroll period and (ii) a severance payment equal to one month of the Executive's Base Salary in effect on the date of termination, for every month of continuous employment immediately prior to termination, not to exceed a total of six
     (6) months.

          (e) Voluntary Termination by Executive. Executive may terminate this Agreement at any time upon delivering thirty (30) days' written notice to the Employer. If Executive voluntarily terminates this Agreement, Employer will pay Executive his Base Salary in effect on the date of termination




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     through the date of  termination,  prorated for any partial payroll period.
     On  or  after  the  date  the  Employer   receives  notice  of  Executive's
     resignation, the Employer may, at its option, pay. Executive his Base Salary through the effective date of his resignation and terminate his employment immediately.

          (f) Termination by Executive or Employer After Change of Control. Within nine (9) months after the occurrence of a "Change of Control," as defined below, if Employer terminates Executive's employment and this Agreement without Cause or, if Executive, upon thirty (30) days' written notice to Employer, terminates his employment and this Agreement for Good Reason, as defined below, Employer will pay Executive (i) his Base Salary then in effect through the date of termination, prorated for any partial payroll period, and (ii) a severance payment equal to Executive's Base Salary in effect on the date of termination for a period of two (2) years. On or after the date the Employer receives notice of Executive's termination under this Section 4(f), the Employer may, at its option, pay the amounts set forth in this Section 4(f) and terminate Executive's employment immediately. This Section 4(f) shall not apply if, after a Change of Control, the Employer has Cause (as defined in Section 4(a) above) to terminate Executive's employment or Executive does not have Good Reason to terminate his employment. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events without Executive's consent: (i) a material reduction in Executive's authority or responsibility, but not including termination of Executive for "Cause;"
     (ii) a reduction in the Base Salary payable to Executive; or (iii) the Employer otherwise commits a material breach of this Agreement; provided that "Good Reason" shall not include the temporary appointment of another person to fulfill Executive's responsibilities during any period of disability of Executive. For purposes of this Agreement, a "Change of Control" shall be deemed to exist upon the occurrence of any of the following: (i) the Employer is merged or consolidated or reorganized into or with another corporation, and as result of such merger, consolidation, or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction is held in the aggregate by the holders of Voting Stock (as hereafter defined) of the Employer immediately prior to such transaction; (ii) the Employer sells or otherwise transfers all or substantially all of its assets to any other corporation or legal person, less than a majority of the combined voting power of the then-outstanding securities of such corporation or legal person immediately after such sale or transfer is held in the aggregate by the holders of the Voting Stock of the Employer immediately prior to such sale or transfer, (iii) if during any period of twenty-four (24) months following a merger, tender offer, consolidation, sale of assets, or contested election, at least a majority of the Board of Directors of the Employer shall cease to be "Continuing Directors." For purposes of this Section 4(f), "Continuing Directors" shall mean directors of the Employer prior to such transaction or who subsequently became directors and whose election or nomination for election by the stockholders of the Employer was approved by a vote of at least two-thirds (2/3) of the directors then still in office prior to such transaction. The term "Voting Stock" shall mean, for purposes of this
     Section 4(f), the then-outstanding securities entitled to vote generally in the election of directors of the Employer.

          (g) Other Positions with Employer or Subsidiaries. Upon the termination of Executive's employment with Employer, Executive will, upon request, resign from any position he then holds as an officer or director




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     of Employer or any  subsidiary  of Employer.  If  Executive  fails to do so within three days of such request, Executive agrees that the Board of Directors of the Employer or any such subsidiary, as applicable, shall have good cause to remove him from any and all such positions.

     Section 5. Proprietary and Confidential Information.

          (a) Executive acknowledges that he has become, and during the Original Term and/or any Renewal Term of this Agreement, Employer agrees that it will provide access to Executive and make Executive familiar with various trade secrets and confidential information consisting of, among other things: trade secrets, methods of operation and production, patents, techniques, designs, processes, technologies, compilations of information, past, present and prospective customer lists, records, copyrights, and specifications that are owned and commercially beneficial and valuable to the Employer, including any compilation of various trade secrets or data derived from such information (collectively, the "Proprietary Information"). The Proprietary Information does not include information which (i) at the time it is disclosed by the Executive was already in the public domain or (ii) is required to be disclosed by applicable law, regulation or judicial or regulatory process.

          (b) Executive agrees that Executive will not disclose, either during Executive's employment with the Employer or at any time after Executive's termination, for whatever reason, any Proprietary Information to any person or entity, except in the course of Executive's duties on behalf of the Employer, and that, similarly, Executive will not, at any time, use such information for the benefit of any person or entity other than the Employer. Executive agrees that upon Executive's termination of employment, Executive will deposit with or return to the Employer all copies (in any media, including, without limitation, electronic storage media) of documents, records, notebooks or any other information or documentation of the Employer's Proprietary Information, and all derivatives thereof, whether the Proprietary Information or documentation was developed or prepared by Executive or by others. Executive acknowledges that this covenant of nondisclosure is an integral term of this Agreement and is given in consideration of Executive's employment and the other consideration granted in this Agreement.

     Section 6. Exclusive Duties and Nonsolicitation.

          (a) Executive agrees that prior to the termination of this Agreement Executive shall not, without the prior written consent of the Employer, which consent may be withheld in the Employer's sole discretion, engage, whether for compensation or not, as an individual proprietor, owner, partner, stockholder, officer, director, executive, agent, investor, consultant, sales representative or in any other capacity whatsoever, in any activity or endeavor that involves any business in which the Employer is then involved. Additionally, Executive agrees that prior to the termination of this Agreement Executive will not, directly or indirectly, attempt to solicit or conduct business with any person or entity that is a client, customer or prospect of the Employer. In addition, Executive




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     acknowledges  Executive's  duty  during and after the  termination  of this
     Agreement, both by contract and common law, not to interfere with contractual relationships and not to use proprietary and confidential information about customers or clients of the Employer for the advantage of any person or entity other than the Employer.

          (b) Executive further agrees, during Executive's employment and for a period of twelve (12) months after Executive's termination for whatever reason, notwithstanding any allegation of breach of this Agreement, not to solicit, influence or attempt to influence, directly or indirectly, any employee of the Employer to terminate his or her employment or other contractual relationship with the Employer for any reason including, without limitation, working for a competitor.

          (c) The covenants of the Executive contained in this Section 6 will be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action by the Executive against the Employer will not constitute a defense to the enforcement by the Employer of said covenants. Executive further agrees that notwithstanding any other alleged breach of this Agreement, the provisions of this Section 6 will be valid and binding upon Executive.

          (d) The Executive  understands  that the  covenants  contained in this
     Section 6 are essential elements of the transactions contemplated by this Agreement and, but for the agreement of the Executive to this Section 6, the Employer would not have agreed to enter into such transactions.

          (e) Executive further agrees and acknowledges that this Agreement (i) is reasonable as to length of time, scope and geographic area for purposes of protecting the commercial advantages enjoyed by the Employer, (ii) will not interfere with Executive's ability to pursue a proper livelihood in the event of termination of Executive's employment with the Employer, (iii) does not impose a greater restraint than is necessary to protect the goodwill or business interests of the Employer and (iv) is more than adequately paid for in the consideration derived by Executive under this Agreement.

          (f) The Employer and Executive also agree that the court under Section 17(a) or arbitrators under Section 17(b) will have jurisdiction to modify any provisions of this Section 5 in accordance with the court's or arbitrators' respective ruling as to reasonableness or scope of application and that, consistent with Section 12 of this Agreement, this Agreement shall remain enforceable as modified or amended in the jurisdiction where this Agreement is so modified or amended.

     Section 7. Assignment of Inventions. Executive hereby assigns and agrees to assign to Employer, its successors, assigns or nominees, all of Executive's rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by Executive while in the Employer's employ, whether in the course of Executive's employment, with the use of Employer's time, material or facilities, or that is in any way within or related to the existing or contemplated scope of Employer's




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business. This Section 7 shall not apply to Executive's music, books, scripts or similar pursuits that are outside the scope of Executive's employment, were not created with the use of Employer's time, material or facilities, and which are unrelated to the existing or contemplated scope of Employer's business. Upon request by Employer with respect to any such discoveries, inventions or improvements, Executive will execute and deliver to Employer, at any time during or after Executive's employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as Employer may desire, and all proper assignments therefor, when so requested, at the expense
of  Employer,  but  without  further  or  additional  consideration.   Executive
acknowledges that to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, "items"), including, without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive's employment with Employer will be considered a "work made for hire" and that ownership of any and all copyrights in any and all such items shall belong to Employer. The item will recognize Employer as the copyright owner, will contain all proper copyright notices, e.g., "(creation date) New Visual Corporation, All Rights Reserved," and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

     Section 8. Executive's Acknowledgments and Representations. Executive represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants of it. Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that his execution and performance of this Agreement is not a violation or breach of any other agreement between Executive and any other person or entity.

     Section 9. Attorneys' Fees and Costs. If any action in arbitration or at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

     Section 10. Waiver of Breach. The actual or apparent waiver by either party to this Agreement of a breach of any provision of this Agreement will not operate or be construed as an actual or constructive waiver of that breach or any subsequent breach by any party. Waivers are not effective unless in writing and signed by the party granting the waiver.

     Section 11. Multiple Counterparts. This Agreement may be executed in counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement. In making proof of this Agreement, it will not be necessary to produce or account for more than one counterpart of this Agreement. Furthermore, a photocopy of any counterpart will be valid and have the same effect as an original.

     Section 12. Severability and Savings Clause. If any one or more of the provisions or subjects contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the validity and enforceability of any other provisions or subjects of this Agreement, and it is the intention of the parties that there shall be substituted for such invalid, illegal or unenforceable




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provision a provision as similar to such provision as may be possible and yet be valid, legal and enforceable. Further, should any provisions of this Agreement ever be reformed or rewritten by a judicial or arbitration body, those provisions as rewritten will be binding on Executive and the Employer as if contained in the original Agreement.

     Section 13. Successors; Survival; Affiliates. This Agreement and the rights and obligations under this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective legal representatives, and will also bind and inure to the benefit of any successor of the Employer by merger or consolidation or any assignee of all or substantially all of the Employer's assets. Except to any such successor or assignee of the Employer, neither this Agreement nor any rights or benefits under this Agreement may be assigned by either party to this Agreement. Each covenant on the part of Executive contained in Section 5 shall be construed as an agreement independent of any other provision of this Agreement and shall survive the termination of this Agreement. The existence of any claim or cause of action of Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any such covenant. The protective covenants in Sections 5, 6 and 7 shall also inure to the benefit of the Employer's affiliates (as hereinafter defined) and these covenants shall be enforceable against Executive by each of such affiliates as third party beneficiaries. An "affiliate" of the Employer is any person or entity that directly, or indirectly through one or many intermediaries, controls or is controlled by, or is under common control with, the Employer.

     Section 14. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to Executive's employment by the Employer (including any prior offer letter or employment agreement) and contains all of the covenants and agreements between the parties with respect to such employment. This Agreement can only be changed by the parties in writing, executed by the party against whom enforcement of any modifications may be sought.

     Section 15. Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of California without regard to conflict of law provisions.

     Section 16. Notices. Any notice under this Agreement will be in writing and will be deemed to have been duly given when delivered personally or three (3) days after such notice is deposited in the United States mail, registered, postage prepaid, and addressed, to the Employer, at its principal office, or to Executive at Executive's last permanent address as shown on the Employer's records.

     Section 17. Remedies.

          (a) Injunctive Relief. Executive agrees that a breach or threatened breach, based on reasonable and good faith evidence of a breach on Executive's part, of any covenant contained in Sections 5, 6 or 7 will cause irreparable damage to the Employer. For that reason, Executive further agrees that the Employer is entitled as a matter of right to an injunction from any court of competent jurisdiction, restraining any further violation of any of such covenants by Executive, Executive's future



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

     employers, Executives, partners, agents or any person or entity related, directly or indirectly, to Executive. The right to an injunction is in addition to whatever other remedies the Employer may have, including specifically the recovery of damages. Venue for any action under this
     Section 17(a) shall be in the state or federal courts located in Sacramento County, California.

          (b) Resolution of Disputes.

               (i) Employer and Executive agree that any claim or controversy arising out of or pertaining to this Agreement or the termination of Executive's employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law (hereinafter a "dispute") shall be resolved by binding arbitration as provided in this Section 17(b). The parties agree that no party shall have the right to sue any other party regarding a dispute except as provided in this Section.

               (ii) Any dispute between the parties shall be submitted to, and conclusively determined by, binding arbitration in accordance with this Section 17(b). The provisions of this Section 17(b) shall not preclude any party from seeking injunctive or other provisional or equitable relief pursuant to Section 17(a) in order to preserve the status quo of the parties pending resolution of the dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. The arbitration of any dispute between the parties to this Agreement shall be governed by the provisions of the California Arbitration Act. (California Code of Civil Procedure section 1280, et seq., including the provision of California Code of Civil Procedure section 1283.05.)




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

               (iii) The arbitrator shall be a neutral arbitrator selected by Employer and Executive. Within thirty (30) days of service of a demand for arbitration by either party to this Agreement, the parties shall endeavor in good faith to select a single arbitrator. If they fail to do so within that time period, each party shall have an additional period of fifteen (15) days in which to appoint an arbitrator and those arbitrators within fifteen (15) days shall select an additional arbitrator. If any party fails to appoint an arbitrator or if the arbitrators initially selected by the parties fail to appoint an additional arbitrator within the time specified herein, any party may apply to have an arbitrator appointed for the party who has failed to appoint, or to have the additional arbitrator appointed, by the presiding judge for the Superior Court, Sacramento County, California. If the presiding judge, acting in his or her personal capacity, is unable or unwilling to appoint the additional arbitrator, that arbitrator shall be selected in accordance with California Code of Civil Procedure section 1281.6.

               (iv) In the case of any dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this Section 17(b) by serving upon the other party a demand for arbitration within the statutory time period from the date the dispute first arose.

               (v) Any arbitration hearing shall be conducted in Sacramento County, California.

               (vi) The law applicable to the arbitration of any dispute shall be the law of the State of California, excluding its conflicts of law rules.

               (vii) Except as otherwise provided in this Section 17(b), the arbitration shall be governed by the California Arbitration Act (Code Civ. Proc., ss. 1280 et seq.). The parties shall be entitled to conduct discovery sufficient to adequately arbitrate their claims or defenses, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In addition, either party may choose, at that party's discretion, to request that the arbitrators resolve any dispositive motions prior to the taking of evidence on the merits of the dispute. By way of example, such dispositive motions would include, but not be limited to, those which would entitle a party to summary judgment or summary adjudication of issues pursuant to Code of Civil Procedure section 437c or resolution of a special defense as provided for at Code of Civil Procedure section 597. In the event a party to the arbitration requests that the arbitrators resolve a dispositive motion, the arbitrators shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the dispute.

               (ix) Scope of Arbitrators' Award or Decision. Employer and Executive agree that if the arbitrators find any disputed claim to be meritorious, the arbitrators shall have the authority to order all forms of legal and/or equitable relief that would otherwise be available in court and that is appropriate to the claim. Any decision or award by the arbitrators shall be in writing and shall be specific enough to permit limited judicial review if necessary.

               (x) Employer shall bear any costs of arbitration that are over and above costs that would be incurred by the Executive had he/she not been required to arbitrate the dispute, but instead had been free to bring the action in court. Each party shall bear its own attorneys' fees. However, Employer and Executive agree that the arbitrators, in their discretion and consistent with applicable law, may award to the prevailing party the costs and attorneys' fees incurred by that party in participating in the arbitration process as long as they do not exceed those that would be incurred by the Executive in a court action.

               (xi) This agreement to arbitrate shall survive the execution of this Agreement. The expenses of such arbitration will be borne by the losing party or in such proportion as the arbitrators decide. A




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

          material or anticipatory breach of any section of this Agreement will not release either party from the obligations of this Section 17.

               (xii) BY EXECUTING THIS AGREEMENT THE PARTIES HERETO ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND ARE WAIVING ANY RIGHTS EITHER MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT EACH IS INTENDING TO WAIVE HIS OR ITS JUDICIAL RIGHTS TO APPEAL. EACH PARTY UNDERSTANDS THAT IF HE OR IT REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, HE OR IT MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. BY EXECUTING THIS AGREEMENT EACH PARTY IS
          INDICATING THAT HE OR IT HAS READ AND UNDERSTOOD THE FOREGOING AND AGREES TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

                           [Signature page to follow]


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


         The parties hereto have executed the Agreement effective as of the date first mentioned above.

                                NUTRASTAR  INCORPORATED

                                By:  ______________________________
                                Name:  ___________________________
                                Title:  ____________________________




                                ________________________________
                                John Howell




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